EXHIBIT 3.7


                           CERTIFICATE OF AMENDMENT OF
                          CERTIFICATE OF DESIGNATIONS,
                            PREFERENCES AND RIGHTS OF
                            SERIES C PREFERRED STOCK

                                       OF

                         SIMIONE CENTRAL HOLDINGS, INC.


     The undersigned, R. Bruce Dewey, President and Chief Executive Officer of Simione Central Holdings, Inc. (the "Corporation"), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the "Code"), does hereby certify:

     1. The name of the corporation is Simione Central Holdings, Inc.

     2. Pursuant to the authority conferred upon the Board of Directors by the Certificate of Incorporation and Section 151(g) of the Code, the Board of Directors adopted on December 21, 1999 a resolution setting forth the designations, preferences and relative, participating, optional or other special rights and qualifications, limitations or restrictions of the shares of the Series C Preferred Stock (the "Resolution") and the Corporation caused a Certificate of Designations, Preferences and Rights of Series C Preferred Stock containing the Resolution to be signed and filed.

     3. The Board of Directors adopted on March 7, 2000 the following resolution regarding the amendment of the Resolution:

     "RESOLVED, that the entire Section 3.C. of the resolution of the Board of Directors adopted on December 1, 1999 setting forth the designations, preferences and relative, participating, optional or other special rights and qualifications, limitations or restrictions of the shares of the Series C Preferred Stock be deleted and replaced in its entirety with the following:
'Each share of the Series C Preferred Stock shall initially have two-tenths of one (.2) vote in all matters to be voted upon by the stockholders of the Corporation (the "Series C Voting Right"), and shall be adjusted as hereinafter provided. If the Corporation shall (i) declare a dividend or make a distribution in shares of its common stock, (ii) subdivide or reclassify the outstanding shares of its common stock into a greater number of shares, or (iii) combine or reclassify the outstanding shares of its common stock into a smaller number of shares, the Series C Voting Right at the time of the record date of such dividend or distribution shall be proportionately adjusted so that the holder of any shares of Series C Preferred Stock after such date shall be entitled to the same aggregate voting power of all shares of the Corporation's outstanding stock which such holder was entitled to immediately prior to such date. Successive adjustments in the Series C Voting Right shall be made whenever any event specified above shall occur. The Series C Preferred Stock shall vote on any matter upon which stockholders of the Corporation are entitled to vote, together as a single class with such stockholders.'"

     4. The Certificate of Designations, Preferences and Rights of Series C Preferred Stock of the Corporation is hereby amended as described above in part 3 of this Certificate.

     5. The amendment herein certified has been duly adopted by the Board of Directors of the Corporation in accordance with Sections 141 and 151(g) of the Code.

     6. No shares of the Series C Preferred Stock are issued or outstanding.

     IN WITNESS WHEREOF, the Corporation has caused this Certificate to be signed by its President and Chief Executive Officer, and such authorized officer hereby declares, under penalty of perjury under the laws of the State of Delaware, that he signed this Certificate in the official capacity set forth beneath his signature and that the statements set forth in this Certificate are true and correct to his own knowledge this 7th day of March, 2000.


                                       /s/ R. BRUCE DEWEY
                                       -------------------------------------
                                       R. Bruce Dewey
                                       President and Chief Executive Officer

                    CERTIFICATE OF DESIGNATIONS, PREFERENCES
                     AND RIGHTS OF SERIES C PREFERRED STOCK
                        OF SIMIONE CENTRAL HOLDINGS, INC.


     It is hereby certified that:

     1. The name of the corporation is Simione Central Holdings, Inc. (the "Corporation").

     2. Section 1 of Article III of the Certificate of Incorporation of the Corporation authorizes the issuance of up to 10,000,000 shares of preferred stock, par value, 1/10th of 1 cent, and Section 3 of Article III of the Certificate of Incorporation of the Corporation expressly vests in the Board of Directors of the Corporation the authority provided therein to issue shares of preferred stock at any time and from time to time, in one or more series, and to fix or alter the designations, preferences and relative, participating, optional or other special rights and qualifications, limitations or restrictions of such shares of preferred stock, including without limiting the generality of the foregoing, dividend rights, dividend rates, conversion rights, voting rights, rights and terms of redemption (including sinking fund provisions), redemption price or prices and liquidation preferences of any wholly unissued series of preferred shares and the number of shares constituting any of such series and the designation thereof, or any of them.

     3. Pursuant to the authority conferred upon the Board of Directors by the Certificate of Incorporation and Section 151(g) of the General Corporation Law of the State of Delaware, the Board of Directors adopted on the 21st day of December, 1999 the resolutions set forth below: (a) creating a series of shares of preferred stock designated "Series C Preferred Stock"; and (b) setting forth the designations, preferences and relative, participating, optional or other special rights and qualifications, limitations or restrictions, of the shares of the Series C Preferred Stock. No shares of Series C Preferred Stock have been previously issued.

     Resolutions of the Board of Directors of the Corporation adopted on the 21st day of December, 1999:

     "RESOLVED, that pursuant to authority granted to and vested in the Board of Directors of the Corporation in accordance with the provisions of the Certificate of Incorporation of the Corporation, the Board of Directors hereby creates a series of preferred stock, par value 1/10th of 1 cent per share, of the Corporation and states its designation and number of shares and fixes the relative rights, preferences and limitations thereof as follows:

     A. Designation. The designation shall be "Series C Preferred Stock" (the "Series C Preferred Stock"). Each share of the Series C Preferred Stock shall be identical in all respects with the other shares of Series C Preferred Stock. The par value of the Series C Preferred Stock shall be 1/10th of 1 cent per share.

     B. Number. The number of shares of Series C Preferred Stock shall be 850,000, which number from time to time may be increased or decreased (but not below the number then outstanding) by the Board of Directors of the Corporation. Any shares of Series C Preferred Stock purchased by the Corporation shall be canceled and shall revert to authorized but unissued shares of preferred stock undesignated as to series.

     C. Voting. Each share of the Series C Preferred Stock shall have one (1) vote in all matters to be voted upon by the shareholders of the Corporation. The Series C Preferred Stock shall vote on any matter upon which shareholders of the Corporation are entitled to vote, together as a single class with such shareholders.

     D. Dividends. The holder of each share of Series C Preferred Stock shall be entitled to receive, prior and in preference to any distribution to the holders of common stock, and subject to the dividend rights of the holders of the Series A Preferred Stock pursuant to the provisions of the Certificate of Designations, Preferences and Rights of Series A Preferred Stock and the dividend rights of the holders of the Series B Preferred Stock pursuant to the provisions of the Certificate of Designations, Preferences and Rights of Series B Preferred Stock, cumulative dividends at the rate per annum of eleven percent (11%) of the Liquidation Price (as defined in Section F.3 below) payable annually to the extent declared by the Board of Directors out of funds legally available therefor and in preference to any dividends paid on account of the common stock of the Corporation and any subsequently issued series of preferred stock. All accrued but unpaid dividends on outstanding shares of the Series C Preferred Stock must be paid in full before any cash dividend may be declared on the common stock.

     E. Mergers. In the event of a Change of Control Transaction (as defined below), each share of Series C Preferred Stock shall be entitled to receive the same consideration as an outstanding share of common stock, but in any event not less than the Liquidation Price, plus accumulated but unpaid dividends. For the purposes of this Section E, a "Change of Control Transaction" with respect to the Corporation means (i) the acquisition of the Corporation by a non-affiliated third party pursuant to a merger, consolidation or business combination; (ii) the sale of all or a substantial part of the assets of the Corporation to a non-affiliated third party; (iii) the occurrence of a transaction pursuant to which any entity or person shall, alone or in combination with any affiliate (as defined in the Securities and Exchange Act of 1934 as amended and all regulations promulgated pursuant thereto, (the "Exchange Act")) become the beneficial owner (as defined in Rules 13(d)-3 and 13(d)-5 under the Exchange
Act) of fifty percent (50%) or more of any outstanding class of capital stock of the Corporation having ordinary voting power in the election of its directors; or (iv) the Corporation shall cease to own less than eighty percent (80%) of the voting stock of any of its subsidiaries (unless such failure is due to the merger of any subsidiary with and into the corporation). The transactions among the Corporation, Mestek, Inc., MCS, Inc., John E. Reed, Stewart B. Reed and E. Herbert Burk contemplated in that certain Second Amended and Restated Agreement and Plan of Merger and Investment Agreement dated as of October 25, 1999, by and among such parties, as such agreement may be amended from time to time, shall not be deemed to constitute a Change of Control Transaction under this Section E.

     F. Rights Upon Liquidation. In the event of any voluntary or involuntary liquidation, dissolution or winding-up of the Corporation, the assets of the Corporation available for distribution to its shareholders shall be distributed in the following order of priority:

     1. The remaining assets, if any, of the Corporation available for distribution to the shareholders shall be distributed in accordance with the provisions of the Certificate of Designations, Preferences and Rights of Series A Preferred Stock.

     2. After distribution of the amount set forth above, the remaining assets, if any, of the Corporation available for distribution to the shareholders shall be distributed in accordance with the provisions of the Certificate of Designations, Preferences and Rights of Series B Preferred Stock.

     3. After distribution of the amounts set forth above, the holder of each share of Series C Preferred Stock then outstanding shall be entitled to receive, prior and in preference to any distribution to the holders of common stock, an amount equal to One Dollar ($1.00) per share (the "Liquidation Price") plus an amount equal to accrued but unpaid interest at the rate of eleven percent (11%) per annum of the Liquidation Price from the date of original issuance of the Series C Preferred Stock to the date of distribution, provided such amount shall be reduced by an amount equal to all dividends declared and paid with respect to such shares of Series C Preferred Stock since the original date of issuance. If the assets and funds of the Corporation available for distribution to the holders of Series C Preferred Stock shall be insufficient to permit the payment of the full preferential amount set forth in this Section, then all the assets of the Corporation available for distribution shall be distributed to the holders of Series C Preferred Stock pro rata so that each share receives the same percentage of its respective liquidation interest.

     4. After distribution of the amounts set forth above, the remaining assets, if any, of the Corporation available for distribution to the shareholders shall be distributed to holders of shares of common stock to the exclusion of the holders of Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock until such holders of common stock have been paid an amount equal to the aggregate liquidation price of the Series A Preferred Stock, the Series B Preferred Stock and the Series C Preferred Stock and then, if any assets remain, the balance shall be distributed ratably to the holders of common stock and to the holders of Series A Preferred Stock, the holders of Series B Preferred Stock and the holders of the Series C Preferred Stock.

     G. The Corporation will not amend this Certificate in a manner which materially and adversely impacts the rights of the Series C Preferred Stock hereunder or recombine or reclassify the Series C Preferred Stock without the prior written approval of holders of a majority of the shares of Series C Preferred Stock then outstanding.

     FURTHER RESOLVED, that the statements contained in the foregoing resolutions creating and designating the Series C Preferred Stock and fixing the powers, designations, preferences and relative, optional, participating, and other special rights and the qualifications, limitations, restrictions, and other distinguishing characteristics thereof shall, upon the effective date of said series, be deemed to be included in and be a part of the Certificate of Incorporation of the Corporation pursuant to the provisions of Sections 104 and 151 of the General Corporation Law of the State of Delaware."

     The effective time and date of the Series C Preferred Stock herein certified shall be the filing date of this Certificate of Designations with the Secretary of State of Delaware.

     IN WITNESS WHEREOF, the Corporation has caused this Certificate to be signed by its Senior Vice President, and such authorized officer hereby declares, under penalty of perjury under the laws of the State of Delaware, that he signed this Certificate in the official capacity set forth beneath his signature and that the statements set forth in this Certificate are true and correct to his own knowledge this 1st day of March, 2000.



                                    /s/ GEORGE M. HARE
                                    ------------------------------------
                                    George M Hare, Senior Vice President